Exhibit 99.1


FOR IMMEDIATE RELEASE                                 Contact:  Kathryn L. Tyler
November 26, 2001                                                 (804) 228-5600



                        Open Plan Systems, Inc. Announces
                               Restructuring Plan

         RICHMOND, VIRGINIA (November 26, 2001) - Open Plan Systems, Inc. (OTCBB: PLAN), an independent remanufacturer of workstations, announced today the implementation of a restructuring plan to more appropriately align the Company's infrastructure with anticipated sales levels. The restructuring initiatives are effective immediately, and include the elimination of approximately 25 sales, production and administrative positions. Severance will be offered to employees affected by the restructuring initiatives.

         The Company expects to incur a restructuring charge of approximately $90,000 in the fourth quarter, primarily consisting of severance expense. The restructuring plan is anticipated to provide annual savings of approximately $1.1 million and monthly savings of approximately $90,000.

         Thomas M. Mishoe, Jr., President and CEO, stated that "The decision to eliminate certain jobs and restructure the operations of the Company was difficult but necessary given the challenging economic and industry environment in which the Company is operating. Like many of our direct competitors, we are experiencing decreased sales from, and contribution by, our field sales offices following the September terrorist activities. This restructuring plan more closely aligns the Company's sales, production and back office infrastructure and expenses with anticipated sales levels. Although we regret the impact on our loyal employees, these restructuring steps are necessary for the long term financial health of the Company."

         The Company cautions readers that the statements contained herein regarding the Company's future business plans, operations, opportunities or prospects, including any statements regarding a return to profitability or completing a financial turnaround, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current knowledge and assumptions about future events. Actual events, results or performance may be materially different from any events, results or performance expressed or implied by such forward-looking statements. Nothing in this press release is intended to be indicative of results for the fourth quarter 2001 or any future period. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

         Open Plan Systems, Inc. remanufactures and markets modular office workstations through a network of Company-owned sales offices and selected dealers. Workstations consist


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of movable  panels,  work  surfaces,  storage  units,  lighting  and  electrical distribution combined into a single integrated unit. The Company has recycled over fifty million pounds of workstations. Under its "As Is" program, the Company also purchases and resells used workstations. Additionally, the Company markets a wide variety of other office-related products including chairs, desks and other office furniture.